Exhibit 99.2

Dear Team,

A few minutes ago, we filed our consent revocation statement with the SEC. The filing details our opposition to Sanofi’s tactical maneuver to replace our entire Board with its hand-picked nominees to facilitate its substantially inadequate and opportunistically-timed proposal to acquire Medivation. I hope you take a few moments to review our press release, which can be found here. http://investors.medivation.com/releasedetail.cfm?ReleaseID=973172

In short, we firmly believe that our Company and stockholders will be best served with our highly knowledgeable and talented Directors continuing to make decisions about our future compared to Sanofi’s nominees who have minimal biotechnology industry experience and who have been selected by Sanofi with an expectation that they will facilitate Sanofi’s agenda.

There are several more procedural steps that need to occur before either Medivation or Sanofi can begin receiving from stockholders consent forms or consent revocations – the voting cards that stockholders will use to reflect their decision. This includes SEC review and clearance of Medivation’s and Sanofi’s consent materials, which typically takes a few weeks.

We will keep you posted as we move through this process. Thank you again for your continued support and dedication. Have a wonderful and safe Memorial Day weekend.

Sincerely,

David & Marion

Forward-Looking Statements

Forward-looking statements are made throughout this employee communication and the press release it references. These forward-looking statements include, but are not limited to, the proposal by Sanofi, Medivation’s strategy, plans and initiatives, the potential for XTANDI and Medivation’s pipeline candidates, and how they will drive growth for Medivation, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may also be identified by words such as “believe” or similar expressions. All forward-looking statement are subject to risks and uncertainties which may cause actual results to differ significantly from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, general economic conditions, Medivation’s dependence on its collaboration relationship with Astellas to support the continued commercialization of XTANDI® (enzalutamide) capsules despite increasing competitive, reimbursement and economic challenges; risks that unexpected adverse events could impact sales of XTANDI; the inherent uncertainty associated with the regulatory approval process; and other risks detailed in Medivation’s filings with the Securities and Exchange Commission, or SEC, including its annual report on Form 10-K for the year ended December 31, 2015, which was filed on February 26, 2016, and its latest Quarterly Report on Form 10-Q. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this letter. Medivation disclaims any obligation or undertaking to update, supplement or revise any forward-looking statements contained in this letter.

Additional Information

This employee communication is neither an offer to buy nor a solicitation of an offer to sell any securities of Medivation. No tender offer for the shares of Medivation has commenced at this time. In connection with its proposed transaction, Sanofi has filed a preliminary consent solicitation statement with the SEC and may file tender offer or other documents with the SEC. Medivation has filed a preliminary Consent Revocation Statement with the SEC. Stockholders may obtain the preliminary Consent Revocation Statement (including any amendments or supplements thereto) and any related materials, free of charge, at the website of the SEC at www.sec.gov, and from any solicitation agent named in the consent revocation materials. Medivation will furnish a definitive Consent Revocation Statement to its stockholders together with a GREEN consent revocation card when available. Stockholders may also obtain, at no charge, any such documents filed with or furnished to the SEC by Medivation under the “SEC Filings” tab in the “Investor Relations” section of Medivation’s website at www.medivation.com. Stockholders are advised to read the Consent Revocation Statement (including any amendments or supplements thereto), as well as any other documents relating to the consent solicitation that are filed with the SEC, carefully and in their entirety prior to making any decisions because these documents will contain important information.

Certain Information Regarding Participants

Medivation, its directors and certain of its executive officers may be deemed to be participants in the solicitation of revocations in connection with Sanofi’s consent solicitation. Information regarding the identity of these participants and their direct or indirect interests, by shareholdings or otherwise, is set forth in the preliminary Consent Revocation Statement filed with the SEC in connection with the consent solicitation. Information regarding the names of Medivation’s directors and executive officers and their respective interests in Medivation by security holdings or otherwise is also set forth in Medivation’s proxy statement for the 2016 Annual Meeting of Shareholders, filed with the SEC on April 28, 2016. Additional information can also be found in Medivation’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 26, 2016 and in Medivation’s latest Quarterly Report on Form 10-Q.